Exhibit 99.1

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for fiscal third quarter 2009 and the three months ending June 30, 2009.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks Julie. Good afternoon and welcome to our Q3 earnings call.

I’ll begin this session by reviewing our Q3 financial performance and then outline our progress against the major initiatives we established for the current fiscal year. Then I will turn it over to Jim for more details on the quarter and on our business outlook for the year.

In summary, our team executed well during Q3 driving record profitability and strong operating cash flows as we continued to gain market share and grow our transaction volume while managing through a very challenging economic environment and the start-up of a major new contract with the DoD. Our team’s execution allowed us to meet our profitability guidance on lower than forecast GMV.

I am pleased to report that we generated a sharp improvement in profitability in Q3.  Overall, we grew consolidated adjusted EBITDA by 9% over the prior year’s comparable period and 64% sequentially, despite a 41% decline in our scrap business from the prior year due to a decrease in scrap metal prices, which appear to have stabilized. Our adjusted EBITDA growth was driven by improved operating margins, resulting in record adjusted EBITDA margins, equal to 15.4% of GAAP revenues and 9.9% of GMV.  Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with over 1,152,000 registered buyers, which is up approximately 22% over the prior year period, illustrating that our marketplace is increasingly attractive to buyers in a down economy.

Our continued focus on the key initiatives we laid out at the beginning of the year—driving operational efficiencies, investing in innovation and enhancing value for our clients and buying customers—has positioned us well for long term profitable growth and continued market leadership.

Let’s take a moment to review each of our businesses.

GMV in our U.S. commercial business grew approximately 1% over the prior year period as our commercial GMV was impacted during the quarter by delays in commencing recently signed new programs and lower volumes with existing clients due to continued weak consumer spending in the current economic environment. Even with these economic headwinds we gained market share and grew commercial transaction volume by 23% during Q3-FY09 versus the prior year’s comparable period.

Overall, we are pleased with the momentum in our commercial business, both in driving operational efficiencies and enhancing the quality of our new business pipeline with enterprise clients seeking more value in the reverse supply chain during these difficult economic times.

Margins in our commercial business improved during the quarter driven by superior operational throughput and improved buyer participation compared to the same period last year.  Simply put, we are turning inventory consigned to our marketplace more quickly and at higher margins than at any point in the last two years.  Inventory turnover and transaction cycle time have improved 58% and 18%, respectively, in Q3 compared to the prior year period. We are also retaining more buyers leading to higher auction conversion rates as the number of customer disputes to closed auctions has decreased 45% versus the prior year period.

We are also having great success in expanding our new business pipeline and market share. In these uncertain times, enterprises are increasingly looking to LSI as a full service provider with the financial strength and integrity to follow through on our commitments and deliver innovative services, both locally and globally, to maximize financial returns. Current market needs play to our strengths and we have signed several new programs during Q3, many with Fortune 500 companies, that we believe will provide long term recurring supply to our marketplace.

We believe the strength of our leading B2B buyer marketplace, www.liquidation.com, combined with the launch of new value added services will enable us to further increase our market share with a world class roster of commercial clients moving forward.

For example, as enterprise clients seek to consolidate vendors, streamline costs and improve financial returns, we are being presented with opportunities to handle higher quality goods that have typically flowed directly to consumers and end users such as new items that have been returned but are out of season or possess less than current technology. We have responded to these opportunities by developing new channel optimization services which may include moving some of our clients’ new items in bulk through our leading B2B marketplace, liquidation.com, as well as in single items through other channels at the client’s request. These new value added services have enabled us to expand the scope of property we manage for clients and further integrate with our clients to drive the highest recovery and lowest costs.

GMV in our DoD surplus business was down 16% from the prior year. This business was operationally impacted during Q3-09 as a result of a significant inflow of property received during the quarter due to a backlog of DoD surplus property created by the delay in the commencement of the new contract. The high level of startup property flow constrained our ability to launch auctions during the most recent quarter, as we allocated additional resources to receiving product, thus slowing down sales lotting activities. We have adjusted our operations accordingly and auction throughput is improving. We are pleased with the recovery rates the team is achieving on the items being processed and sold. In addition, we are driving operating efficiencies as we wind-down the old contract and operate from fewer locations under the new contract.

GMV in our DoD scrap business was down 41% from the prior year due to an decrease in scrap metal prices caused by the economic recession. However, volumes have remained steady and prices have stabilized recently, resulting in a 44% sequential increase in scrap GMV—the first sequential GMV increase in three quarters. Continued improvement in the macro economy will likely have a positive impact on this part of our business.

GMV in our GovDeals business was flat versus the prior year period as GMV results were impacted during Q3-09 by lower prices on heavy equipment and rolling stock versus the prior year period. However, we continue to gain market share and added 187 new municipal government agency sellers during the quarter. We are very pleased with the progress of our GovDeals business in addressing the $2 billion municipal government surplus market as during Q3 we achieved records for the number of active sellers, up 30% versus last year, completed transactions, up 26% versus last year, and registered buyers, up 25% versus last year. Awareness of our GovDeals brand continues to grow and municipal government agencies are increasingly using our marketplace to improve transparency around the sales process and recover more value from surplus and seized assets to address budgetary deficits.  We can sell virtually anything on our GovDeals.com marketplace to help our clients raise cash. Recent examples include: 1,350 confiscated gaming machines for the city of Austin, TX sold for $388,000 or 288% above their reserve price; a 1981 Beech Baron aircraft sold for the state of Utah for $157,000 and a 1966 Chevrolet SS automobile sold for Butler County, Ohio for $63,000 or 57% above the reserve price. The rollout of our financial settlement services with municipal government agencies has been very successful resulting in a higher overall take rate for our auction services and improved profitability.

GMV in our UK business suffered during Q3-09 due to the reorganization of one of our major UK clients in the current financial downturn which led to a material decrease in volume. Progress has been made to replace this volume, but we continue to expect our UK business to be a drag on earnings in the near term. We initiated cost savings initiatives in our UK business during the current quarter, including replacing some senior members of our operating team, with managers having more operational and business development experience.  At the same time, we have made the necessary technology, finance, and back office investments to support our UK business for long-term growth.

Next, I would like to recap the key initiatives we outlined for FY09 to position LSI for long term growth.

Our first initiative is the successful launch of our new DoD Surplus Contract. While the backlog of property limited auction throughput during Q3, our team most importantly continues to provide a high level of service to the DoD and has made the necessary adjustments to work through the backlog of property as we move forward.

Our second initiative for FY2009 is to improve operations and service levels in our commercial business.

Earlier we discussed the operational improvements in our U.S. commercial business which we expect to continue. We expect to realize the same efficiencies in the UK over the next year as we move to a single inventory management system to manage our entire business from a single, global platform. We have also recently strengthened the UK operations and account management teams to drive further improvements in operations and service levels which will pay off in FY10.

Our third initiative is to make our marketplaces more flexible and easier to use for sellers and buyers. We have recently introduced an enhanced version of our marketplace which we call “Seller Self Service” which makes it easier for sellers to list and sell goods directly through our platform from their own retail store or warehouse location. Clients are responding as the number of small and mid-size accounts that sold through our platform during the quarter was up 27% versus the prior year period.

We are also advancing several projects to make our online marketplace more convenient for buyers to find and purchase goods. We are currently testing and expect to launch this fall an enhanced version of our liquidation.com marketplace that will further customize the buyer user experience based on their product interest, type of business and geography. Ultimately, this will further improve conversion and retention of buyers and auction results for our sellers. These changes have been made possible by a redesign of the underlying architecture of our e-commerce platform which will enable us to introduce the same enhancements to our public sector and UK marketplaces over time.

Our fourth initiative is to expand and further segment our seller and buyer base to increase their participation in our marketplace.

With over two million annual auction participants and growing, we are the largest and most transparent marketplace for surplus goods, and thus have a tremendous opportunity to further expand our base of sellers. Notwithstanding the difficult economy, we are growing market share. On a consolidated basis, for the first three quarters of FY09, the number of completed transactions and number of auction participants is up 33% and 24%, respectively versus the prior year period. As we ramp up our business development efforts, we are seeing increased interest in our service in all segments of the supply chain, including retailers, manufacturers and reverse logistics service providers. This is a great time for LSI to be in the market telling our story. As large organizations are focused on the quality, reliability and financial capability of the companies they deal with, we believe they are more receptive to LSI’s solutions.

This combination of strong buyer demand and increased supply will continue to fuel LSI’s growth.

Now, I will turn it over to Jim for more details on the quarter and our business outlook.

Thanks Bill.

The amount of gross merchandise volume or GMV decreased $13.6 million, or 13.1%, to $90.6 million for the three months ended June 30, 2009 from $104.2 million for the three months ended June 30, 2008, primarily due to a 40.7% decrease in our scrap business, which utilizes the profit sharing model, as a result of decreasing commodity prices.

Revenue decreased $13.5 million, or 18.8%, to $58.0 million for the three months ended June 30, 2009 from $71.5 million for the three months ended June 30, 2008, primarily due to the decrease in our scrap business, which generated 23.7% of our revenue and 15.2% of our GMV for the three months ended June 30, 2009, as compared to 32.4% and 22.2%, respectively, for the three months ended June 30, 2008.

GMV and revenue continue to diversify, and as a result, the percentage of GMV and revenue derived from our DoD Contracts during the three months ended June 30, 2009 decreased to 34.9% and 54.4%, respectively, compared to 42.6% and 62.2%, respectively, for the three months ended June 30, 2008.

Cost of goods sold (excluding amortization) increased $1.1 million, or 5.8%, to $20.7 million for the three months ended June 30, 2009 from $19.6 million for the three months ended June 30, 2008. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 35.6% from 27.4%. These increases are primarily due to (1) the decrease in our scrap business revenue, which utilizes the profit sharing model and (2) the new Surplus Contract which had its first full quarter of operations and utilizes the purchase model.

Profit-sharing distributions decreased $16.1 million, or 66.6%, to $8.1 million for the three months ended June 30, 2009 from $24.2 million for the three months ended June 30, 2008. As a percentage of revenue, profit-sharing distributions decreased to 13.9% from 33.9%. These decreases are primarily due to (1) a 40.7% decrease in our scrap business and (2) the new Surplus Contract, which has no provision for distributions.

Technology and operations expenses increased $1.0 million, or 9.6%, to $11.4 million for the three months ended June 30, 2009 from $10.4 million for the three months ended June 30, 2008. As a percentage of revenue, these expenses increased to 19.7% from 14.6%. These increases are primarily due to (1) the decrease of 40.7% in revenue from our scrap business, while incurring similar operational costs as pounds of scrap sold during the two periods were not materially different and (2) expenses of $0.8 million associated with our commercial business.

Sales and marketing expenses decreased $0.1 million, or 1.6%, to $4.4 million for the three months ended June 30, 2009 from $4.5 million for the three months ended June 30, 2008. As a percentage of revenue, these expenses increased to 7.6% from 6.3%, primarily due to the decrease in revenue from our scrap business.

General and administrative expenses increased $0.4 million, or 5.7%, to $6.2 million for the three months ended June 30, 2009 from $5.8 million for the three months ended June 30, 2008. As a percentage of revenue, these expenses increased to 10.6% from 8.2%.  These increases are primarily due to (1) expenses of $0.3 million associated with stock compensation and (2) the decrease in revenue as a result of our scrap business.

The Company had strong cash flow generation and growth during the quarter.  LSI generated $7.1 million of operating cash flow, during the three months ended June 30, 2009, an increase of $1.6 million or 29.2%, over the $5.5 million of operating cash flow, during the three months ended June 30, 2008.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, increased $0.7 million or 9.2% to a record $8.9 million for the three months ended June 30, 2009 from $8.2 million for the three months ended June 30, 2008.

Adjusted net income decreased $0.2 million or 5.5% to $4.3 million for the three months ended June 30, 2009 from $4.5 million for the three months ended June 30, 2008, primarily due to (1) an increase in depreciation as a result of investments made during the nine months ended June 30, 2009 and (2) lower interest income as a result of a decrease in short term interest rates.

Adjusted diluted earnings per share was consistent at $0.16 for the three months ended June 30, 2009 and 2008, based on approximately 27.6 million and 28.2 million diluted weighted average shares outstanding, respectively.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers; our marketing efforts resulted in a 21.6% increase in registered buyers to approximately 1,152,000 at June 30, 2009 from approximately 948,000 at June 30, 2008.

Auction Participants increased to 548,000 for the three months ended June 30, 2009, representing an increase of 49,000 or 10.0% over the 499,000 Auction Participants for the three months ended June 30, 2008.

Completed Transactions increased 13,000 or 11.9% to approximately 121,000 for the three months ended June 30, 2009 from approximately 108,000 for the three months ended June 30, 2008.

The Company continues to have a strong balance sheet.  At June 30, 2009, LSI had $61.3 million of cash, current assets of $88.4 million and total assets of $136.2 million.  The Company continues to be debt free with current liabilities of $30.8 million and long-term liabilities of $3.3 million, for total liabilities of $34.1 million at June 30, 2009.  Stockholders’ Equity totaled $102.1 million at June 30, 2009.

Capital expenditures during the three months ended June 30, 2009 were $1.0 million.  We expect capital expenditures to be $3.5 to $4.0 million for the fiscal year ended September 30, 2009.

The management team is providing the following guidance for the next quarter and fiscal year 2009.  While we are pleased with our recent progress, our overall outlook remains cautious due to the economic environment and its impact on the retail supply chain. We are in a period of economic uncertainty and unprecedented market volatility which makes it more difficult for us to forecast business trends and the timing of selected new programs, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may reduce the overall supply of goods in the reverse supply chain and the volume and value of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (1) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (2) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (3) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength.  As we relentlessly improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for the next quarter and fiscal year 2009:

(i)                                     reduced commodity prices, which will continue to result in decreases to the GMV and profit realized in our scrap business compared to fiscal year 2008;

(ii)                                  lower average sales prices realized in our commercial, state and local government marketplaces compared to fiscal year 2008;

(iii)                               new business rules under our new DoD Surplus Contract, which will remove selected items from the product pool that we have historically handled and sold, resulting in lower GMV in our surplus business;

(iv)                              upfront costs associated with launching our new DoD Surplus Contract, including the hiring of new staff and the opening of two new warehouses totaling 665,000 square feet in Columbus, Ohio and Oklahoma City, Oklahoma;

(v)                                 our expectation that we will continue to achieve less than optimal sales volumes under our new Surplus Contract in the fourth quarter of fiscal 2009, as we continue to process the initial surge of property;

(vi)                              the continued sale throughout the fourth quarter of property issued, prior to December 18, 2008, under our original Surplus Contract;

(vii)                           improved operations and service levels in our commercial business which we expect will continue to improve margins during the fourth quarter;

(viii)                        our expectation that we will achieve less than optimal results in our U.K. business in the near term as we replace the lost volume from one of our major U.K. clients, which restructured their business; and

(ix)                                an increase in our expected effective income tax rate from 43% in fiscal year 2008 to 46% for fiscal year 2009 as a result of non-deductible stock based compensation costs increasing in proportion to our U.S. based taxable income.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We earned approximately $975,000 under this incentive feature for the 12 months ended June 30, 2009 and we recorded this amount in the quarter ended June 30, 2009.

We expect GMV for fiscal year 2009 to range from $350 million to $360 million, which is down from our previous estimate of $355 million to $370 million.  We expect GMV for the fiscal fourth quarter of 2009 to range from $86 million to $96 million.

We expect Adjusted EBITDA for fiscal year 2009 to range from $23.0 million to $24.5 million, which is within the range of our previous estimate. We expect Adjusted EBITDA for the fiscal fourth quarter of 2009 to range from $6.5 million to $8.0 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.38 to $0.40, which is down from our previous estimate of $0.45 to $0.47.  For the fiscal fourth quarter of 2009, we estimate Adjusted Earnings Per Diluted Share to be $0.10 to $0.13. This guidance reflects the impact of higher than anticipated depreciation in the second half of fiscal year 2009 due to recent investments made in our technology infrastructure and online marketplaces, lower than anticipated interest income compared to the previous guidance and our stock repurchase program under which we repurchased 707,462 shares for approximately $3.9 million, during the second quarter; however it does not assume that we will continue to repurchase shares with the approximately $6.1 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $1.6 million to $1.7 million for the fourth quarter.

I will now turn the discussion back over to Bill for closing comments.

Thanks Jim.

Before I close, I would like to take a moment to note that our colleague, friend and LSI co-founder, Jaime Mateus-Tique, will retire at the end of the current fiscal year after nearly 10 years of service.

Jaime has been critical in helping guide LSI from initial start-up to the leading online auction marketplace for surplus assets with an impressive roster of commercial and government clients. He has also played an integral role in helping the Company to expand and strengthen its senior management team over the past several years to make this transition seamless for LSI. In particular, Jim Rallo, CFO and Treasurer, Eric Dean, EVP and CIO, Tom Burton, President of our DoD division, and Cayce Roy, EVP and President of LSI’s commercial asset recovery division, have worked closely with Jaime and myself to provide strong leadership going forward as we pursue our vision of scaling to a billion dollar plus enterprise.

Jaime’s leadership, creativity and passion for the business have made him a role model for all LSI employees and we are pleased to have his continued involvement with LSI as an active member of our Board as we explore the many exciting growth opportunities that lie ahead.

In summary, as we noted at the beginning of the year we expect to build a stronger business as a result of the recent actions we have taken in support of our strategic initiatives for FY2009. Our team is executing well and we have a more diversified, higher margin overall business. We have favorable cash flow dynamics with negative working capital requirements and excellent returns on invested capital. We have built the leading

e-commerce marketplaces with the largest buyer base addressing the $100 billion reverse supply chain market opportunity. And we have the financial strength and operating discipline to invest in future growth to create long term value for our stockholders.

The bottom line is that we have a very strong competitive position that we expect to further strengthen during the balance of FY2009.